MARCUM
ACCOUNTANTS ▲ ADVISORS

October 16, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Tia IV, Inc. under Item 4.01 of its Form 8-K/A dated October 16, 2009. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Tia IV, Inc. contained therein.

Marcum LLP